Exhibit 4.5

Dated                     , 200

CADBURY SCHWEPPES PLC

and

[DIRECTOR]

_____________________________________________

DEED OF INDEMNITY

_____________________________________________

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(TSB/CRG)
CA043420060

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THIS DEED is made on the             day of                              , 200

BETWEEN:

1.	CADBURY SCHWEPPES PLC, a company incorporated in England and Wales (registered number 52457), whose registered office is at 25 Berkeley Square, London W1J 6HB (the “Company”); and

2.	[ ] (the “Director”).

WHEREAS:

(A)	The Director is a director of the Company on the date of this Deed.

(B)	The Company has agreed to indemnify the Director, and the Director has agreed to give certain undertakings to the Company, in each case on the terms of and subject to the conditions in this Deed.

THIS DEED PROVIDES as follows:

1.	Interpretation

1.1	In this Deed:

“Absence Period”	has the meaning given in sub-clause 17.1;

“Act”	means the Companies Act 1985;

“Affiliate”	means any undertaking (within the meaning of section 259 of the Act) (a) in which the Company or any of its Subsidiary Undertakings holds any share capital and (b) of which the Director is a director and in such capacity is a nominee of the Company or any of its Subsidiary Undertakings;

“Agent”	has the meaning given in sub-clause 17.1;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in euro);

“Employment Contract”	means any contract of employment in effect on the date of this Deed between the Director and the Company or any Subsidiary Undertaking;

“Pre-Contractual Statement”	has the meaning given in sub-clause 11.4;

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“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Deed;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Subsidiary Undertaking”	means any subsidiary undertaking of the Company (within the meaning of section 258 of the Act);

“Third Party Claim”	has the meaning given in sub-clause 3.1; and

“Working Hours”	means 9.00 am to 5.00 pm on a Business Day.

1.2	In this Deed:

(A)	references to Clauses and sub-clauses are to clauses and sub-clauses of this Deed;

(B)	use of any gender includes the other gender;

(C)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(D)	references to times are to London time; and

(E)	headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Deed.

1.3	If there is any inconsistency between the provisions of this Deed and the provisions of any Employment Contract, the provisions of this Deed shall prevail.

2.	Indemnity and Loan of Funds for Defence Proceedings

2.1	Subject to sub-clause 2.4 and to Clause 4, the Company undertakes to indemnify the Director against any and all liability suffered or incurred by the Director on or after the date of this Deed (except to the extent that the Company would be prohibited by applicable law or regulation from so indemnifying the Director) in respect of the Director’s acts or omissions while, or in the course of acting as:

(A)	a director or employee of the Company;

(B)	a director or employee of any Subsidiary Undertaking; or

(C)	a director or employee of any Affiliate,

or which otherwise arises by virtue of the Director holding or having held such office, in each case, to the extent arising out of or in connection with, directly or indirectly, any claim, action

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or proceedings brought against the Director or any other person in any jurisdiction in respect of any alleged loss, liability or damage actually or allegedly suffered by any person in consequence of any of paragraphs (A), (B) or (C) above, PROVIDED THAT, without prejudice to any other rights or remedies available to the Director, this indemnity shall not extend to any liability suffered or incurred by the Director:

(i)	to the Company, any Subsidiary Undertaking or any Affiliate;

(ii)	to pay a fine imposed in criminal proceedings;

(iii)	to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising);

(iv)	in defending any criminal proceedings in which he is convicted (where such conviction has become final);

(v)	in defending any civil proceedings brought by the Company, any Subsidiary Undertaking or any Affiliate, in which judgment is given against him (where such judgement has become final); or

(vi)	in connection with any application under (a) section 144 (3) or (4) of the Act or (b) section 727 of the Act, in which the court refuses to grant him relief (where such refusal has become final).

2.2	Without prejudice to sub-clause 2.1, the Company undertakes, in relation to any Third Party Claim, to loan such funds to the Director as the Company, in its reasonable discretion, considers appropriate for him to meet expenditure incurred or to be incurred by him:

(i)	in defending any criminal or civil proceeding; or

(ii)	in connection with any application under (a) section 144 (3) or (4) of the Act or (b) section 727 of the Act.

2.3	If the Company considers it appropriate to make any loan pursuant to sub-clause 2.2, such loan shall be:

(i)	on terms which result in the loan falling to be repaid not later than (a) in the event of the Director being convicted, the date on which such conviction has become final, (b) in the event of judgment being given against the Director, the date on which such judgment has become final or (c) in the event of the court refusing to grant the Director relief on the application, the date on which such refusal for relief has become final; and

(ii)	on such other terms as the Company, in it reasonable discretion, deems appropriate or desirable.

2.4	References in this Clause to acts and omissions are to acts and omissions respectively carried out, made or omitted to be made before, on or after the date of this Deed.

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2.5	References in this Clause to a conviction, judgment or refusal becoming final are (a) if such conviction, judgment or refusal is not appealed against, to the end of the period for bringing an appeal, or (b) if it is appealed against, to the time when the appeal (or any further appeal) is determined and the time for bringing any further appeal has ended or it is abandoned or otherwise ceases to have effect.

3.	Conduct of Claims and Access to Information

3.1	Without prejudice to sub-clause 3.2, if the Director becomes aware of any claim, action or proceedings which could give rise to any claim, action or demand by him against the Company under sub-clause 2.1 (in each case, a “Third Party Claim”), the Director shall:

(A)	within 30 Business Days of becoming aware, notify the Company in writing of the existence of such Third Party Claim, giving reasonable details in that notification (or, to the extent that such details are not available to the Director at that time, as soon as possible thereafter) of the person(s) making such Third Party Claim, the circumstances leading to, and the grounds for, that Third Party claim and the quantum or possible quantum of the Third Party Claim;

(B)	subject to the Company agreeing to pay the reasonable out-of-pocket expenses of the Director, take such action and give such information and access to premises, chattels, documents and records to the Company and its professional advisers as the Company may reasonably request and the Company shall be entitled to require the Director to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the Third Party Claim or judgement or adjudication with respect thereto as the Company may reasonably request;

(C)	at the request of the Company, allow the Company to take the sole conduct of such actions as the Company may deem appropriate in connection with any such Third Party Claim in the name of the Director and in that connection the Director shall give or cause to be given to the Company all such assistance as the Company may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such Third Party Claim and shall instruct such solicitors or other professional advisers as the Company may nominate to act on behalf of the Director in relation thereto but to act in accordance with the Company’s sole instructions;

(D)	make no admission of liability, agreement, settlement or compromise with any person in relation to any such Third Party Claim without the prior written consent of the Company; and

(E)	take all reasonable action to mitigate any loss suffered by him in respect of such Third Party Claim.

3.2	In any event, the Company shall be entitled at any stage and at its sole discretion to settle any Third Party Claim and shall be under no obligation in this respect to notify the Director of its decision so to settle such Third Party Claim.

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4.	Establishment of Liability

The Company shall only be liable in respect of any claim made by the Director under sub-clause 2.1 if and to the extent that such claim is admitted by the Company or proven in a court of competent jurisdiction.

5.	D&O Insurance

The Company shall use reasonable endeavours to purchase and maintain insurance cover for directors’ and officers’ liabilities on reasonable commercial terms (including cover for former directors) for so long as the Director is a director of the Company and for at least six years thereafter.

6.	Notices

6.1	A notice under this Deed shall only be effective if it is in writing. Faxes are permitted.

6.2	Notices under this Deed shall be sent to a party at its address or number and, in the case of the Company, for the attention of the individual, set out below:

Party and title of individual	Address	Fax number

Company Attention: Company Secretary	The registered office of the Company from time to time

Director

PROVIDED THAT either party may change its notice details on giving notice to the other party of the change in accordance with this Clause. That notice shall only be effective on the date falling five Business Days after the notification has been received or on such later date as may be specified in the notice.

6.3	Subject to sub-clause 6.4 and without prejudice to sub-clause 6.6, any notice given under this Deed shall not be effective until it is received by the intended recipient.

6.4	Any notice which is received by its intended recipient under this Deed outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

6.5	No notice given under this Deed may be withdrawn or revoked except by notice given in accordance with this Clause.

6.6	The provisions of this Clause shall not apply in relation to the service of Service Documents.

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7.	Remedies and Waivers

7.1	No delay or omission by either party to this Deed in exercising any right, power or remedy provided by law or under this Deed shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

7.2	The single or partial exercise of any right, power or remedy provided by law or under this Deed shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

7.3	The rights, powers and remedies provided in this Deed are cumulative and not exclusive of any rights, powers and remedies provided by law.

8.	Invalidity

If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.

9.	No Partnership

Nothing in this Deed and no action taken by the parties under this Deed shall constitute a partnership, association, joint venture or other co-operative entity between the parties.

10.	Contracts (Rights of Third Parties) Act 1999

The parties to this Deed do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

11.	Entire Agreement

11.1	This Deed and, subject to sub-clause 1.3, any provision of any Employment Contract under which the Director is, or is entitled to be, indemnified by the Company, constitute the whole and only agreement between the parties relating to the indemnification of the Director by the Company and the obligations of the parties in relation to Third Party Claims.

11.2	Each party acknowledges that in entering into this Deed it is not relying upon any Pre-Contractual Statement which is not set out in this Deed.

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11.3	Except in the case of fraud, no party shall have any right of action against any other party to this Deed arising out of or in connection with any Pre-Contractual Statement except to the extent that it is repeated in this Deed.

11.4	For the purposes of this Clause, “Pre-Contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to:

(A)	the indemnification of the Director by the Company; and/or

(B)	the obligations of the parties in relation to Third Party Claims made or given by any person at any time prior to the date of this Deed, other than, in any case, any Employment Contract or provision thereof.

11.5	This Deed may only be varied in writing signed by each of the parties.

12.	Assignment

12.1	The Company may at any time assign all or any part of the benefit of, or its rights or benefits under, this Deed to any Subsidiary Undertaking.

12.2	The Director shall not assign, or purport to assign, all or any part of the benefit of, or his rights or benefits under, this Deed.

13.	Confidentiality

13.1	Subject to sub-clause 13.3, each party shall treat as confidential all information obtained as a result of entering into or performing this Deed which relates to:

(A)	the provisions of this Deed;

(B)	any negotiations relating to this Deed;

(C)	the subject matter of this Deed; or

(D)	the other party

(each, “Confidential Information”).

13.2	Subject to sub-clause 13.3:

(A)	neither party shall disclose any Confidential Information to any person other than any of its professional advisers and, in the case of the Company, directors and employees and directors and employees of any Subsidiary Undertaking or Affiliate who need to know such information in order to discharge their respective duties; and

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(B)	each party shall procure that any person to whom any Confidential Information is disclosed by it complies with the restrictions contained in this Clause as if such person were a party to this Deed.

13.3	Notwithstanding the other provisions of this Clause, either party may disclose Confidential Information and make this Deed open to inspection:

(A)	if and to the extent required by law;

(B)	in the case of the Company, if and to the extent required by any securities exchange or regulatory or governmental body to which the Company is subject or submits, wherever situated, including (amongst other bodies) the Stock Exchange, the Financial Services Authority or The Panel on Takeovers and Mergers, whether or not the requirement for information has the force of law;

(C)	in the case of the Company, where the Company, in its reasonable discretion, considers it necessary or desirable to do so;

(D)	to its professional advisers, and, in the case of the Company, its auditors and bankers;

(E)	if and to the extent the Confidential Information has come into the public domain through no fault of that party; or

(F)	if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

Any Confidential Information to be disclosed by the Director pursuant to paragraph (A), (D) or (E) shall be disclosed only after notice to the Company.

13.4	The restrictions contained in this Clause shall continue to apply after the termination of this Deed, and, for the avoidance of doubt, after the Director ceases to be a director of the Company, in each case without limit in time.

13.5	Prior to the coming into force of the provisions of the Companies (Audit, Investigations and Community Enterprise) Bill, the Director hereby consents to the Company disclosing Confidential Information and making this Deed available for inspection to the extent that would be required if such provisions were in force.

14.	Counterparts

14.1	This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

14.2	Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument.

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15.	Choice of Governing Law

This Deed is governed by, and shall be construed in accordance with, English law.

16.	Jurisdiction

The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this Deed. Any Proceedings may therefore be brought in the English courts.

17.	Director’s Absence and Agent for Service

17.1	If at any time after the date of this Deed the Director is not or ceases to be ordinarily resident in England or Wales, the Director shall forthwith appoint an agent for the receipt of Service Documents having an address for service in England or Wales (the “Agent”) who is, subject to sub-clause 17.5, to act as such during any period in which the Director is not so ordinarily resident and thereafter until the Director has served a notice on the Company in accordance with sub-clause 17.5 (an “Absence Period”). As soon as possible after such appointment the Director shall notify the name and address of the Agent to the Company in writing. The Director agrees that any Service Document may be effectively served on it during any Absence Period in connection with Proceedings in England and Wales by service on the Agent effected in any manner permitted by the Civil Procedure Rules.

17.2	If the Director fails to appoint an Agent and to notify the name and address of an Agent to the Company in accordance with sub-clause 17.1, the Company shall be entitled by notice to the Director to appoint an Agent to act on behalf of the Director.

17.3	If an Agent at any time ceases for any reason to act as such, the Director shall appoint a replacement Agent having an address for service in England or Wales and shall notify the Company of the name and address of the replacement Agent. Failing such appointment and notification, the Company shall be entitled by notice to the Director to appoint a replacement Agent to act on behalf of the Director. The provisions of this Clause applying to service on an Agent apply equally to service on a replacement Agent.

17.4	A copy of any Service Document served on the Agent during any Absence Period shall be sent by post to the Director. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

17.5	If, having not been or having ceased to be ordinarily resident in England or Wales, the Director becomes, or returns to being, so ordinarily resident, the Director shall, as soon as possible, send written notice to the Company:

(A)	informing the Company of that fact; and

(B)	notifying the Company of an address for service of Service Documents in England or Wales,

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and, with effect from the Company’s receipt of that notice, any Agent appointed pursuant to this Clause (including, without limitation, any replacement Agent appointed pursuant to sub-clause 17.3) shall cease to be regarded as the Director’s agent for the receipt of Service Documents for the purposes of this Deed.

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IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

Executed as a deed by CADBURY SCHWEPPES PLC	)
acting by two directors/one director and the secretary	)	……………………………………
Director
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Director/Secretary
Executed as a deed by [DIRECTOR]	)
the presence of:	)	……………………………………
Director
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Signature of witness
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Printed name of witness
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Address of witness
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Occupation of witness